AMENDMENT NO. 1

EXPENSE LIMITATION AGREEMENT

between

USAA MUTUAL FUNDS TRUST

and

VICTORY CAPITAL MANAGEMENT INC.

THIS AMENDMENT NO. 1 dated as of April 24, 2023, to the amended and restated EXPENSE LIMITATION AGREEMENT dated June 29, 2022 (“Agreement”), is made by and among USAA MUTUAL FUNDS TRUST, a Delaware statutory trust (the “Trust”) and VICTORY CAPITAL MANAGEMENT INC., (the “Investment Adviser”). Capitalized terms not otherwise defined herein are to be ascribed to the definitions in the Agreement.

WHEREAS, the Investment Adviser and the Trust wish to enter into this Amendment to the Agreement to reflect the name change of the Trust to Victory Portfolios III;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.Effective April 24, 2023, all references to USAA Mutual Funds Trust in the Agreement shall be replaced with Victory Portfolios III.

2.Schedule A is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

3.Except as set forth in this Amendment, the agreement is unaffected and shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1 as of the date first written above.

VICTORY PORTFOLIOS III, on behalf of each Fund listed on Schedule A, individually and not jointly

By:	/s/ Christopher Dyer
Name:	Christopher Dyer
Title:	President

VICTORY CAPITAL MANAGEMENT, INC.

By:	/s/ Michael Policarpo
Name:	Michael D. Policarpo
Title:	President, Chief Financial Officer and
Chief Administrative Officer